Exhibit 99.1

Ur-Energy Announces Extension of State Bond Loan and Provides Update

Littleton, Colorado (PR Newswire – October 21, 2020) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) is pleased to announce it has completed amendments to its State of Wyoming Bond Loan to defer further principal payments for an additional 18 months, which represents a savings of approximately $7.83 million during the extension. With the amendments to the Bond Loan, we will continue to make interest-only payments until October 2022, when we will resume principal and interest payments until the loan is fully repaid.

Ur-Energy CFO Roger Smith said, “We continue to be grateful to State Treasurer Meier, the Sweetwater County Board of County Commissioners, and officials at all levels in Wyoming who are working so diligently to serve their constituency. The support they have shown for the uranium industry and for Lost Creek has been unwavering. They continue to champion our resolve to return to full production operations at Lost Creek when market conditions warrant.”
In addition to the restructuring of the State Bond Loan, we have continued to implement other Company-wide cost-saving measures as we await the recommended relief from the US Nuclear Fuel Working Group report and further positive developments in the uranium markets. Recently, we further reduced production operations at Lost Creek to market-appropriate levels. The reduced production levels allowed us to make further operating cost reductions at Lost Creek and related support cost reductions at the corporate office. The cost reductions include savings from additional reductions in force at both locations as well as other cost containment measures. Together with the further deferral of principal payments on the State Bond Loan, these measures will result in substantial savings to the Company, estimated to exceed $7 million and $4 million in calendar years 2021 and 2022, respectively.

Ur-Energy continues to support ongoing efforts in Washington D.C. to reinvigorate the uranium production industry and secure a healthy nuclear fuel cycle for the country. Again, the elected officials of Wyoming lead these efforts. Senator Barrasso and Representative Cheney have each introduced legislation to authorize a uranium reserve to support America’s nuclear reactors with domestically produced fuel. Their legislative efforts are designed to revitalize the country’s nuclear infrastructure and echo the recommendations made by the US Nuclear Fuel Working Group report.

We also commend Senator Barrasso’s effort to codify the recent extension of the Russian Suspension Agreement (RSA). The newly completed RSA amendment continues caps on Russian imports of nuclear fuel to the US for an additional 20 years, through 2040. The amendment reduces the current cap of 20% of demand to an average of 17% of demand over the 20-year period, with reductions starting in 2028 and continuing through 2040. The amendment also closes other practical loopholes to protect the US market, provides for administrative reviews during the term and contemplates potential extensions.

We will provide further guidance for Q4 2020 in our Form 10-Q, which is currently anticipated to be filed on Friday, October 30, 2020.

About Ur-Energy
Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT
Jeffrey Klenda
Chairman & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information
This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., timing and results of implementation of the recommendations from the U.S. Nuclear Fuel Working Group and pending legislation, including the budget appropriations process related to direct purchase for the establishment of the national uranium reserve; the impact of the extended and amended Russian Suspension Agreement to safeguard the U.S. markets; whether the additional cost-savings measures will be sufficient) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.